Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2017 FIRST QUARTER RESULTS

GRAND RAPIDS, Mich., Apr. 24, 2017 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2017 net income of $6.0 million, or $0.28 per diluted share, versus net income of $4.1 million, or $0.19 per diluted share, in the prior-year period.

2017 highlights include:

•	Net income and diluted earnings per share increased 45.7% and 47.4%, respectively, over 2016;
•	A year-over-year and sequential increase in quarterly net interest income of $1.7 million and $1.2 million, respectively;
•	First quarter net growth in total portfolio loans of $62.5 million, or 15.8% annualized;
•	Continued improvement in asset quality metrics with a $4.1 million, or 22.3%, decline in non-performing assets during the first quarter;
•	An increase in tangible book value per share to $11.89, or 2.3%.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report a solid start to 2017.  Strong loan growth and continued improvement in asset quality metrics helped lead to a 46% increase in our net income.  Net interest income increased on both a sequential and year-over-year quarterly basis.  Our expanded mortgage-banking operations contributed to growth in gains on mortgage loans and income from mortgage loan servicing.  As we look ahead to the remainder of 2017, we remain focused on loan growth, stable to improving asset quality, building core deposits and increasing revenues.”

Operating Results

The Company’s net interest income totaled $21.5 million during the first quarter of 2017, an increase of $1.7 million, or 8.6%, from the year-ago period, and an increase of $1.2 million, or 6.0% from the fourth quarter of 2016.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.69% during the first quarter of 2017 compared to 3.61% in the year ago period, and 3.45% in the fourth quarter of 2016.  The year-over-year quarterly increase in net interest income is due to increases in both the net interest margin and in average interest-earning assets.  Although the prolonged low interest rate environment has continued to pressure loan yields, this has been offset by growth in the amount of interest-earning assets, particularly loans.  Total average interest-earning assets were $2.37 billion in the first quarter of 2017 compared to $2.21 billion in the year ago quarter and $2.37 billion in the fourth quarter of 2016.  Net interest income included net recoveries of interest on non-accrual or previously charged-off loans of $0.50 million in the first quarter of 2017 compared to $0.55 million in the year ago quarter and $0.06 million in the fourth quarter of 2016.

Non-interest income totaled $10.3 million and $7.8 million in the first quarters of 2017 and 2016, respectively.  This increase is primarily due to growth in mortgage-banking related revenues.

Gains on mortgage loans increased $0.9 million, or 56.6%, in the first quarter of 2017 compared to the year ago period due primarily to increases in mortgage loan originations and sales.  The increase in mortgage lending and sales volumes principally reflects the expansion of the Company’s mortgage-banking operations with the addition of new personnel and loan production offices.

Mortgage loan servicing generated income of $0.8 million and a loss of $1.0 million in the first quarters of 2017 and 2016, respectively.  Effective on Jan. 1, 2017, we adopted the fair value accounting method for capitalized mortgage loan servicing rights.   The first quarter of 2017 included a decline in fair value adjustment of $0.3 million.  The first quarter of 2016 included amortization and an impairment charge on capitalized mortgage loan servicing rights of $2.0 million.

Non-interest expense totaled $23.6 million in the first quarter of 2017, compared to $22.0 million in the year-ago period, representing an increase of $1.5 million, or 6.9%.  This increase was primarily in compensation, payroll taxes and employee benefits costs related principally to the aforementioned expansion of the Company’s mortgage-banking operations.

The Company recorded an income tax expense of $2.6 million and $2.0 million in the first quarters of 2017 and 2016, respectively.  Income tax expense represented 30.5% and 32.3% of pre-tax earnings in the first quarters of 2017 and 2016, respectively.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “We continue to make progress in further improving asset quality, as evidenced by declines in non-performing assets and credit related expenses.  In addition, thirty- to eighty-nine day delinquency rates at Mar. 31, 2017 were 0.04% for commercial loans and 0.47% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2017	12/31/2016	3/31/2016
	(Dollars in Thousands)
Commercial	$1,325	$5,163	$3,733
Consumer/installment	829	907	809
Mortgage	6,860	7,294	6,027
Payment plan receivables(2)	--	--	3
Total	$9,014	$13,364	$10,572
Ratio of non-performing loans to total portfolio loans	0.54%	0.83%	0.69%
Ratio of non-performing assets to total assets	0.55%	0.72%	0.69%
Ratio of the allowance for loan losses to non-performing loans	222.30%	151.41%	212.78%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	At both Mar. 31, 2017 and Dec. 31, 2016, $0.025 million of payment plan receivables that were 90 days or more past due were classified as “held for sale” and not included in the above table.

Non-performing loans decreased by $4.4 million, or 32.6%, since year-end 2016.  The decline in non-performing loans primarily reflects loan charge-offs, pay-offs, negotiated transactions and the migration of loans into other real estate (“ORE”).  ORE and repossessed assets totaled $5.3 million at Mar. 31, 2017, compared to $5.0 million at Dec. 31, 2016.  In Apr. 2017, the Company closed on the sale of its largest ORE property that had a balance of $2.9 million at Mar. 31, 2017.

The provision for loan losses were credits of $0.4 million and $0.5 million in the first quarters of 2017 and 2016, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  The Company recorded loan net recoveries of $0.2 million [(0.04)% annualized of average loans] in the first quarter of 2017, compared to loan net recoveries of $0.5 million [(0.12)% annualized of average loans] in the first quarter of 2016.  At Mar. 31, 2017, the allowance for loan losses totaled $20.0 million, or 1.20% of portfolio loans, compared to 20.2 million, or 1.26% of portfolio loans, at Dec. 31, 2016.

Balance Sheet, Liquidity and Capital

Total assets were $2.60 billion at Mar. 31, 2017, an increase of $47.5 million from Dec. 31, 2016.  Loans, excluding loans held for sale, were $1.67 billion at Mar. 31, 2017, compared to $1.61 billion at Dec. 31, 2016.  Deposits totaled $2.26 billion at Mar. 31, 2017, an increase of $37.3 million from Dec. 31, 2016.  The increase in deposits is primarily due to growth in savings and interest-bearing checking account balances.

Cash and cash equivalents totaled $69.8 million at Mar. 31, 2017, versus $83.2 million at Dec. 31, 2016. Securities available for sale totaled $609.0 million at Mar. 31, 2017, versus $610.6 million at Dec. 31, 2016.

Total shareholders’ equity was $255.5 million at Mar. 31, 2017, or 9.84% of total assets.  Tangible common equity totaled $253.6 million at Mar. 31, 2017, or $11.89 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2017	12/31/2016	Well Capitalized Minimum

Tier 1 capital to average total assets	9.96%	9.90%	5.00%
Tier 1 common equity to risk-weighted assets	13.65%	13.87%	6.50%
Tier 1 capital to risk-weighted assets	13.65%	13.87%	8.00%
Total capital to risk-weighted assets	14.77%	15.02%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 23, 2017, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the 2017 share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2017.  Thus far in 2017, the Company has not repurchased any shares.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the Company’s first quarter 2017 results in a conference call for investors and analysts beginning at 11:00 am ET on Monday, Apr. 24, 2017.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  http://services.choruscall.com/links/ibcp170424.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10103864). The replay will be available through May 1, 2017.

Annual Shareholders Meeting

The Company’s 2017 Annual Meeting of Shareholders is being held at 3:00 pm ET on Tuesday, Apr. 25, 2017.  For the third time, the Company will be conducting its Annual Meeting of Shareholders by means of remote communication via the Internet.  To attend the meeting, please log on to the Internet at www.virtualshareholdermeeting.com/IBCP2017.  At this site a shareholder will be able to vote electronically and submit questions during the meeting.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.6 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2016. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2017	December 31, 2016
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$29,866	$35,238
Interest bearing deposits	39,957	47,956
Cash and Cash Equivalents	69,823	83,194
Interest bearing deposits - time	5,340	5,591
Trading securities	331	410
Securities available for sale	608,964	610,616
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,543	15,543
Loans held for sale, carried at fair value	37,613	35,946
Payment plan receivables and other assets held for sale	34,798	33,360
Loans
Commercial	815,484	804,017
Mortgage	581,030	538,615
Installment	274,233	265,616
Total Loans	1,670,747	1,608,248
Allowance for loan losses	(20,038)	(20,234)
Net Loans	1,650,709	1,588,014
Other real estate and repossessed assets	5,257	5,004
Property and equipment, net	39,509	40,175
Bank-owned life insurance	53,763	54,033
Deferred tax assets, net	28,954	32,818
Capitalized mortgage loan servicing rights	14,727	13,671
Vehicle service contract counterparty receivables, net	2,176	2,271
Other intangibles	1,845	1,932
Accrued income and other assets	27,130	26,372
Total Assets	$2,596,482	$2,548,950

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$710,644	$717,472
Savings and interest-bearing checking	1,062,582	1,015,724
Reciprocal	41,383	38,657
Time	448,450	453,866
Total Deposits	2,263,059	2,225,719
Other borrowings	9,433	9,433
Subordinated debentures	35,569	35,569
Other liabilities held for sale	1,435	718
Accrued expenses and other liabilities	31,511	28,531
Total Liabilities	2,341,007	2,299,970

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,327,796 shares at March 31, 2017 and 21,258,092 shares at December 31, 2016	323,775	323,745
Accumulated deficit	(61,764)	(65,657)
Accumulated other comprehensive loss	(6,536)	(9,108)
Total Shareholders’ Equity	255,475	248,980
Total Liabilities and Shareholders’ Equity	$2,596,482	$2,548,950

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$19,858	$18,796	$18,556
Interest on securities
Taxable	2,754	2,660	2,244
Tax-exempt	455	390	248
Other investments	312	311	306
Total Interest Income	23,379	22,157	21,354
Interest Expense
Deposits	1,443	1,421	1,114
Other borrowings	470	486	477
Total Interest Expense	1,913	1,907	1,591
Net Interest Income	21,466	20,250	19,763
Provision for loan losses	(359)	130	(530)
Net Interest Income After Provision for Loan Losses	21,825	20,120	20,293
Non-interest Income
Service charges on deposit accounts	3,009	3,242	2,845
Interchange income	1,922	2,141	1,878
Net gains on assets
Mortgage loans	2,571	2,839	1,642
Securities	27	261	162
Mortgage loan servicing, net	825	2,676	(978)
Title insurance fees	264	327	288
Other	1,721	1,715	1,972
Total Non-interest Income	10,339	13,201	7,809
Non-Interest Expense
Compensation and employee benefits	14,147	12,667	11,881
Occupancy, net	2,142	2,041	2,207
Data processing	1,937	1,944	2,101
Furniture, fixtures and equipment	977	973	984
Communications	683	862	888
Advertising	506	446	477
Legal and professional	437	564	413
Loan and collection	413	548	825
Interchange expense	283	302	266
FDIC deposit insurance	198	197	334
Credit card and bank service fees	191	203	187
Net (gains) losses on other real estate and repossessed assets	11	152	(6)
Litigation settlement expense	-	2,300	-
Loss on sale of payment plan business	-	320	-
Other	1,644	1,359	1,488
Total Non-interest Expense	23,569	24,878	22,045
Income Before Income Tax	8,595	8,443	6,057
Income tax expense	2,621	2,588	1,957
Net Income	$5,974	$5,855	$4,100
Net Income Per Common Share
Basic	$0.28	$0.28	$0.19
Diluted	$0.28	$0.27	$0.19

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
	(unaudited)
	(dollars in thousands except per share data)
Three Months Ended
Net interest income	$21,466	$20,250	$19,998	$19,630	$19,763
Provision for loan losses	(359)	130	(175)	(734)	(530)
Non-interest income	10,339	13,201	11,708	9,580	7,809
Non-interest expense	23,569	24,878	22,529	20,895	22,045
Income before income tax	8,595	8,443	9,352	9,049	6,057
Income tax expense	2,621	2,588	2,979	2,611	1,957
Net income	$5,974	$5,855	$6,373	$6,438	$4,100

Basic earnings per share	$0.28	$0.28	$0.30	$0.30	$0.19
Diluted earnings per share	0.28	0.27	0.30	0.30	0.19
Cash dividend per share	0.10	0.10	0.08	0.08	0.08

Average shares outstanding	21,308,396	21,248,343	21,232,252	21,280,926	21,751,108
Average diluted shares outstanding	21,638,768	21,587,283	21,548,647	21,639,077	22,061,937

Performance Ratios
Return on average assets	0.95%	0.91%	1.02%	1.06%	0.68%
Return on average common equity	9.63	9.29	10.20	10.66	6.70
Efficiency ratio (1)	73.29	74.19	70.25	71.27	79.67

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.02%	3.77%	3.81%	3.81%	3.90%
Interest expense	0.33	0.32	0.30	0.29	0.29
Net interest income	3.69	3.45	3.51	3.52	3.61

Average Balances
Loans	$1,690,003	$1,655,222	$1,616,681	$1,577,026	$1,549,789
Securities available for sale	599,451	605,781	593,013	591,648	563,815
Total earning assets	2,371,705	2,365,517	2,294,644	2,258,536	2,210,586
Total assets	2,559,487	2,549,108	2,482,002	2,447,910	2,420,855
Deposits	2,233,853	2,223,446	2,158,987	2,131,788	2,103,477
Interest bearing liabilities	1,574,306	1,547,856	1,499,932	1,506,335	1,497,584
Shareholders' equity	251,566	250,735	248,678	242,800	246,086

End of Period
Capital
Tangible common equity ratio	9.78%	9.70%	9.81%	9.99%	9.60%
Average equity to average assets	9.83	9.84	10.02	9.92	10.17
Tangible book value per share	$11.89	$11.62	$11.72	$11.49	$11.22
Total shares outstanding	21,327,796	21,258,092	21,227,974	21,315,881	21,261,830

Selected Balances
Loans	$1,670,747	$1,608,248	$1,607,354	$1,582,122	$1,538,982
Securities available for sale	608,964	610,616	603,112	599,755	589,500
Total earning assets	2,411,369	2,355,703	2,347,072	2,264,079	2,285,331
Total assets	2,596,482	2,548,950	2,538,319	2,452,696	2,488,367
Deposits	2,263,059	2,225,719	2,206,960	2,128,292	2,154,706
Interest bearing liabilities	1,597,417	1,553,249	1,528,890	1,497,169	1,530,607
Shareholders' equity	255,475	248,980	250,902	246,923	240,792

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 35%